Exhibit 99.1

NEWS RELEASE – for immediate release

Alexza Reports 2013 Third Quarter Financial Results

Management to Review Results and Provide Business Update

in Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California—November 6, 2013 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter ended September 30, 2013. The net loss for the third quarter was $12.4 million compared to $6.9 million during the same quarter in 2012. The net loss for the nine months ended September 30, 2013 and 2012, was $33.9 million and $17.7 million, respectively. At September 30, 2013, Alexza had consolidated cash, cash equivalents and marketable securities of $32.5 million.

“In the third quarter we achieved a major milestone with the first commercial sales of ADASUVE, as Grupo Ferrer launched the product in Germany. We are excited by Ferrer’s progress in rolling out ADASUVE in Europe, with additional countries expected to launch through 2014,” said Thomas B. King, President and CEO of Alexza. “In the U.S., our partner Teva is ramping up their pre-launch activities and we continue to be impressed by their commitment and professionalism. With regard to Alexza’s product development pipeline, we are planning to initiate the Phase 2 study of AZ-002 (Staccato alprazolam) for acute repetitive seizures in the first quarter of 2014.”

Alexza Business Updates

•	In July 2013, Alexza’s commercial partner Grupo Ferrer Internacional, S.A. initiated sales of ADASUVE® inhalation powder, pre-dispensed (Staccato® Loxapine) in Germany. Ferrer’s first sale and product shipment triggered a $1.25 million milestone payment to Alexza.

•	In July 2013, Kelly Seither was promoted to Vice President, Global Strategic Marketing and New Product Planning and Tatjana Naranda, PhD, was promoted to Vice President, Business Development and Global Alliance Management.

•	In September 2013, Ferrer completed an ADASUVE commercialization agreement with Medivir AB, headquartered in Stockholm, for the Nordic region (Denmark, Finland, Norway, Iceland and Sweden).

•	In October 2013, Ferrer initiated sales of ADASUVE in Austria. Ferrer is commercializing ADASUVE in Austria through a distribution agreement with AOP Orphan Pharmaceuticals AG. AOP Orphan, headquartered in Vienna, is Ferrer’s marketing partner for ADASUVE in Central and Eastern Europe (Austria, Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Switzerland, Slovakia and Slovenia)

Financial Results—Periods Ended September 30, 2013 and 2012

Alexza recorded revenues of $2.2 million and $46.5 million in the three and nine months ended September 30, 2013, respectively, compared to $0.7 million and $3.3 million in the same periods in 2012, respectively. The revenues in 2013 consist of $42.8 million of licensing revenues from Teva, amortization of the upfront payment from the Ferrer agreement and transfer pricing of units shipped to Ferrer. Revenues in 2012 represent the amortization of upfront payments earned under Alexza’s agreements with Ferrer and Cypress Bioscience.

GAAP operating expenses were $12.5 million and $35.4 million in the three and nine months ended September 30, 2013, respectively, and $7.1 million and $21.3 million in the same periods in 2012, respectively.

Cost of goods sold were $4.0 million and $6.9 million during the three and nine months ended September 30, 2013. Cost of goods sold primarily consists of start-up activities related to commercial manufacturing operations, and, to a lesser extent, manufacture of commercial product. Alexza is in the early stages of commercialization and has incurred significantly higher than normal indirect costs in the production of its inventory. These costs are associated with manufacturing start-up costs and low production volumes, and Alexza expects to continue to incur higher than normal indirect costs until it gets closer to its normal manufacturing capacity. Note that all costs associated with the manufacturing process incurred prior to the first commercial product produced in the second quarter of 2013were expensed as a component of research and development expense.

Research and development expenses were $5.5 million in the third quarter and $16.5 million in the nine months ended September 30, 2013, compared to $4.8 million and $14.8 million in the same periods in 2012, respectively. The increase was primarily a result of additional regulatory expenses and costs associated with Alexza’s post-approval commitments related to the Marketing Authorization Application approval, partially offset by expenses related to quality and manufacturing being classified as cost of goods sold in 2013.

General and administrative expenses were $3.1 million in the third quarter and $12.0 million in the nine months ended September 30, 2013, as compared to $2.3 million and $6.5 million in the same periods in 2012, respectively. The increase was partially due to pre-commercialization efforts such as market research, including pricing and market segmentation studies, and increased headcount and external expenses to support increased operational activities following the approval of the ADASUVE New Drug Application (NDA) in December 2012 by the U.S. Food and Drug Administration (FDA). As part of the license and supply agreement signed in May 2013, Teva assumed these efforts. In 2012, general and administrative expenses were reduced by $1.4 million, as a result of the termination of one of the Company’s building leases and related subleases in March 2012.

In connection with the acquisition of Symphony Allegro in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. For the third quarter 2013, the loss on the change in the fair value of the contingent liability was due to the passage of three months on the discounted cash flow model resulting in a non-operating loss of $1.6 million. In the nine months ended September 30, 2013, Alexza updated the contingent liability fair value model to reflect the increase in probability that Alexza would license the commercialization rights of ADASUVE in the US to a third party rather than commercialize on its own, and to reflect the terms of the Teva Agreement and reduced the discount factor used in the model, resulting in Alexza recording non-operating loss of $44.0 million. During 2013, Alexza made payments of $10 million and a $0.3 million to the former Symphony Allegro stockholders as a result of the $40 million upfront payment received from Teva and the $1.25 million payment received from Ferrer for the first commercial sale made in Germany.

In the third quarter of 2013, the Company drew down $10 million against the Teva Note and reclassified $901,000 of the unamortized right-to-borrow as a cost of borrowing to be amortized to interest expense over the life of the borrowing. The Company recorded $348,000 and $555,000 in interest expense related to the right-to-borrow in the three and nine months ended September 30, 2013, respectively.

Alexza believes that based on its cash, cash equivalents and marketable securities balance at September 30, 2013, estimated product revenues, royalties and milestones associated with the sale of ADASUVE, remaining proceeds available under the Teva Note, and expected cash usage, it has sufficient capital resources to meet its anticipated cash needs into the third quarter of 2014.

Conference Call Information—5:00 p.m. Eastern Time on November 6, 2013

Investors and analysts may access the live conference call by dialing 888-680-0879 (domestic) or +1-617-213-4856 (international). The reference number to enter the call is 95388115. Interested parties may also pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=PK46KVA67.

To access the webcast via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required.

A replay of the conference call may be accessed at www.alexza.com under the “Investor Relations” link, or by dialing 888-286-8010 or +1-617-801-6888 (international). The reference number for the replay of the call is 37910049. A replay of the call will be available for 30 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE (Staccato loxapine) is Alexza’s first commercial product, which was approved by the U.S. Food and Drug Administration in December 2012 and by the European Commission in February 2013. Teva Pharmaceuticals USA, Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. For more information about ADASUVE, please visit www.adasuve.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of November 6, 2013 and financial guidance relating to the Company’s current cash, cash equivalents, investments and restricted cash is based upon balances as of September 30, 2013 and certain subsequent events, including drawing down on the Teva Note.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and our partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	BCC Partners
Karen L. Bergman and Michelle Corral
650.575.1509 or 415.794.8662
kbergman@bccpartners.com or mcorral@bccpartners.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue	$2,166	$729	$46,530	$3,341
Operating expenses:
Cost of goods sold	3,951	—	6,912	—
Research and development	5,457	4,784	16,475	14,826
General and administrative	3,097	2,338	12,016	6,487

Total operating expenses	12,505	7,122	35,403	21,313

(Loss) income from operations	(10,339)	(6,393)	11,127	(17,972)
(Loss) gain on change in fair value of contingent consideration liability	(1,613)	(200)	(44,013)	1,000
Interest and other income (expense), net	1	5	18	413
Interest expense	(461)	(333)	(1,055)	(1,146)

Net loss	$(12,412)	$(6,921)	$(33,923)	$(17,705)

Basic and diluted net loss per share	$(0.72)	$(0.52)	$(2.06)	$(1.55)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2013	2012(1)
ASSETS
Current assets:
Cash and cash equivalents	$23.807	$17,715
Marketable securities	8,650	—
Restricted cash	—	5,051
Accounts receivable	25	—
Inventory	2,061	—
Prepaid expenses and other current assets	1,795	852

Total current assets	36,338	23,618
Property and equipment, net	15,507	16,531
Other assets	1,727	402

Total assets	$53,572	$40,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	16,047	18,718
Total noncurrent liabilities	57,473	19,260
Total stockholders’ (deficit) equity	(19,948)	2,573

Total liabilities and stockholders’ equity	$53,572	$40,551

(1)	Derived from audited consolidated financial statements at that date.